EXHIBIT 5.1

                    [Fulbright & Jaworski L.L.P. Letterhead]

July 23, 1999


The Meridian Resource Corporation
15995 N. Barker's Landing, Suite 300
Houston, Texas 77079

Ladies and Gentlemen:

         We have acted as counsel to The Meridian Resource Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of an aggregate of 2,000,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), of which (i) 1,000,000 shares (the "Geoscientist Shares") of Common Stock are to be offered upon the terms and subject to the conditions set forth in the Meridian Resource Corporation Geoscientist Well Bonus Plan (the "Geoscientist Plan"), and
(ii) 1,000,000 shares (the "TMR Trust Shares") of Common Stock are to be offered upon the terms and subject to the conditions set forth in the Meridian Resource Corporation TMR Employee Trust Well Bonus Plan (the "TMR Trust Plan" and together with the Geoscientist Plan, the "Plans").

         We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Third Amended and Restated Articles of Incorporation of the Company, the Amended and Restated By-laws of the Company, as amended, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the Geoscientist Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Geoscientist Plan, will be duly and validly issued, fully paid and nonassessable and (ii) the TMR Trust Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the TMR Trust Plan, will be duly and validly issued, fully paid and nonassessable .

         The foregoing opinion is limited to the federal laws of the United States of America and the Texas Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Sincerely,

                                             /s/FULBRIGHT & JAWORSKI L.L.P.
                                                Fulbright & Jaworski L.L.P.